Exhibit 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The pro forma unaudited consolidated condensed balance sheet has been prepared by taking the December 31, 2007 balance sheet of Cimatron Ltd. (the “Company”) and the December 31, 2007 balance sheet of Gibbs System, Inc. doing business as Gibbs and Associates, (“Gibbs”) and giving effect to the acquisition of Gibbs by the Company as if it had occurred on December 31, 2007. The pro forma consolidated condensed balance sheet has been prepared for informational purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had this transaction taken place on December 31, 2007.

The following pro forma unaudited consolidated condensed statements of operations for the year ended December 31, 2007 give effect to the Company’s acquisition of Gibbs as if it had occurred as of the beginning of 2007. The revenues and results of operations included in the following pro forma unaudited consolidated condensed statement of operations is not considered necessarily indicative of the results of operations for the year 2007 had the transaction actually been completed at the beginning of that year.

These financial statements should be read in conjunction with the notes to the pro forma unaudited consolidated condensed financial statements, which follow, the financial statements of the Company and related notes thereto, and the financial statements of Gibbs and related notes thereto, included herewith.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET AS OF DECEMBER 31, 2007

	Cimatron Ltd.	Gibbs	Pro forma adjustments increase (decrease)	Notes	Pro forma

ASSETS
CURRENT ASSETS
Cash and cash equivalents	9,026	852	(5,011)	a	4,867
Accounts receivable (doubtful accounts of $1,555K)	7,308	2,749			10,057
Other receivables and prepaid expenses	1,258	44	529	b	1,831
Inventory	209	-			209

Total current assets	17,801	3,645	(4,482)		16,964

NON-CURRENT ASSETS	3,861	-	-		3,861

PROPERTY AND EQUIPMENT, NET	1,337	158			1,495

OTHER ASSETS, NET	4,328	-	11,252	b, c	15,580

Total assets	27,327	3,803	6,770		37,900

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term bank credit	791	-			791
Accounts payable	2,258	177			2,435
Other payables and accrued expenses	7,889	2,009	2,780	a, b	12,678
Deferred revenue	742	3,344	(2,023)	d	2,063

Total current liabilities	11,680	5,530	757		17,967

LONG-TERM LIABILITIES	4,677	-			4,677

SHAREHOLDERS' EQUITY:

Share capital	265	5	34	a, e	304
Additional paid-in capital	13,754	-	4,247	a	18,001
Accumulated other comprehensive income (loss)	(258)	-			(258)
Accumulated deficit	(2,632)	(1,732)	1,732	a, e	(2,632)
Treasury shares	(159)	-			(159)

	10,970	(1,727)	6,013		15,256

Total liabilities and shareholders' equity	27,327	3,803	6,770		37,900

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS AS OF DECEMBER 31, 2007

	Cimatron Ltd.	Gibbs	Pro forma adjustments increase (decrease)	Notes	Pro forma

Revenues:	$28,640	$11,806	$(1,651)	(f)	$38,795

Cost and expenses:
Cost of revenues	5,440	1,452			6,892
Amortization of acquired intangibles	-	-	800	(g)	800
Research and development, net	4,281	2,019			6,300
Selling and marketing	14,235	5,678			19,913
General and administrative	3,008	1,860			4,868

Total costs and expenses	26,964	11,009	800		38,773

OPERATING LOSS	1,676	797	(2,451)		22

Financial expense, net	353	14			367
Other income, net	(3)	-			(3)

LOSS BEFORE TAXES ON INCOME	2,026	811	(2,451)		386

Taxes on income	-	34	161	(h)	195

LOSS AFTER TAXES ON INCOME	2,026	777	(2,612)		191

Company's share in loss of affiliated company	(52)	-			(52)
Minority interest in results of subsidiary	(51)	-			(51)

Net profit (loss)	$1,923	$777	$(2,612)		$88

Loss per ordinary share Basic and diluted	0.24				0.01

The accompanying pro forma unaudited consolidated condensed balance sheet and statement of operations present the financial position and results of operations of the Company giving effect to the acquisition on January 2, 2008 of Gibbs in consideration of approximately $5 million and 1,500,000 ordinary shares of the Company.

The adjustments below were prepared based on estimates or approximations. It is possible that the actual amounts recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying pro forma unaudited consolidated condensed financial statements. It is therefore possible that the entries below will not be the amounts actually at the closing date.

(a)	To record the acquisition of Gibbs for a purchase price of $9,904 (including acquisition costs of $607) as follows:

Issuance of 1,500,000 ordinary shares (in total value of $4,286), $5,011 in cash and acquisition costs of $607.

(b)	To record tax asset in Gibbs, related to the acquisition.

(c)	To record intangible assets and goodwill related to the acquisition.

(d)	To reduce deferred revenue of Gibbs based on estimated costs and an appropriate profit margin.

(e)	To eliminate shareholders equity of Gibbs.

(f)	To reduce maintenance revenues of Gibbs based on estimated costs and an appropriate profit margin.

(g)	To amortize intangible assets based on their useful life.

(h)	To record deferred tax expense in Gibbs relating to the acquisition.